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Exhibit 99.1

Universal Compression Holdings, Inc. 4444 Brittmoore Road Houston, Texas 77041 NYSE: UCO

Contact:
David Oatman
Vice President, Investor Relations and Planning
713-335-7460

FOR IMMEDIATE RELEASE
FRIDAY, DECEMBER 20, 2002

UNIVERSAL COMPRESSION ANNOUNCES COMPANY UPDATE
Plans Consolidation of Operating Lease Facilities

Houston, December 20, 2002—Universal Compression Holdings, Inc. (NYSE: UCO), a leading provider of natural gas compression services, today announced the expected consolidation of its existing operating lease facilities on the Company's balance sheet expected to be effective by December 31, 2002. The Company has approximately $708 million outstanding under its high-yield and asset-backed securitization ("ABS") operating lease facilities. Universal has entered into agreements to acquire the lessor's equity interest under the high-yield facility that will result in the consolidation of this facility and expects the ABS facility will also be consolidated.

In addition, the Company is reviewing the estimated useful life for its compressor fleet used for book depreciation purposes with the assistance of an independent equipment valuation firm. This equipment study is evaluating the compressor units based upon equipment type, key components and industry experience of the actual useful life of equipment in the field, and should be finalized during the March 2003 quarter. Preliminary findings indicate the estimated useful life for the majority of the existing compressor units would be extended to 25 years from the current 15 years. There will also be a portion of the units that remain at the current 15 year life while there will be a pool of units that will be extended to 30 years.

Richard W. FitzGerald, Senior Vice President and Chief Financial Officer, said "We believe the consolidation of the lease facilities improves the understanding of our financial structure which should enhance our credit strength and help lower capital costs in the future. The potential change in estimated useful life better reflects the actual useful life of our fleet of over 7,400 natural gas compressors, all of which will be on the Company's balance sheet upon the consolidation of the lease facilities. We will continue our efforts to employ prudent fiscal discipline while enhancing the Company's financial position."

Expected to be effective on December 31, 2002, the Company's consolidation of these existing operating lease facilities will result in an increase of debt on its balance sheet of approximately $708 million. An existing deferred gain liability of approximately $109 million on the Company's balance sheet will be eliminated upon consolidation. Net fixed assets on the Company's balance sheet will increase by approximately $600 million. The Company will incur higher ongoing non-cash depreciation expenses as a result of the consolidation of the operating leases which is expected to be partially offset by the change in the estimated useful life of the compressor fleet, based on the preliminary findings of the equipment study. For the three months ending March 31, 2003, it is expected that depreciation expense will increase as compared to previous guidance by approximately $2.5 million, or approximately $0.05 per share on an after-tax basis, based on the preliminary findings of the equipment study.

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Universal Compression Holdings, Inc.

The Company reaffirmed its previous guidance for the three months ending December 31, 2002 of EBITDA, as adjusted, of $50 million to $52 million and earnings per share of $0.26 to $0.28. The Company will release financial results for the three months ending December 31, 2002 late on Monday, January 27, 2003, and will broadcast a conference call to discuss the quarter's results and other corporate matters over the Internet at 11:00 a.m. Eastern Time on Tuesday, January 28, 2003. The Company will provide guidance for the three months ending March 31, 2003 including the consolidation of the operating leases and the expected change in the estimated useful life of the compressor fleet at this conference call.

EBITDA, as adjusted, is defined as net income plus income taxes, interest expense, lease expense, depreciation and amortization, excluding foreign currency gains or losses, non-recurring items and extraordinary gains or losses.

Universal Compression, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

Statements about Universal's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal's control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the demand for Universal's products and services, integration of acquisitions and worldwide economic and political conditions. These and other risk factors are discussed in Universal's filings with the Securities and Exchange Commission, copies of which are available to the public. Universal expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

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  Exhibit 99.1
UNIVERSAL COMPRESSION ANNOUNCES COMPANY UPDATE Plans Consolidation of Operating Lease Facilities